                   SERVICE CORPORATION INTERNATIONAL               Exhibit 12.1
                   RATIO OF EARNINGS TO FIXED CHARGES


                                                            Three Months Ended
                                                                  March 31,
                                                             1997        1996
--------------------------------------------------------------------------------
(Thousands, except ratio amounts)

Pretax income from continuing operations.................. $ 205,524  $ 113,223

Undistributed income of less than 50%
 owned equity investees...................................      (476)    (1,182)
Minority interest in income of majority owned subsidiaries
 with fixed charges.......................................       106        232
Add fixed charges as adjusted (from below)................    44,293     43,223
                                                           ---------  ---------
                                                           $ 249,447  $ 155,496
                                                           ---------  ---------
Fixed charges:
 Interest expense:
   Corporate.............................................. $  33,929  $  32,449
   Financial services.....................................     1,712      2,691
   Capitalized............................................       863        492
  Amortization of debt costs..............................       609        237
  1/3 of rental expense...................................     5,414      5,151
  Dividends on convertible preferred
   stock of subsidiary....................................     2,629      2,695
                                                           ---------  ---------
Fixed charges.............................................    45,156     43,715
  Less: Capitalized interest..............................      (863)      (492)
                                                           ---------  ---------
Fixed charges as adjusted................................. $  44,293  $  43,223
                                                           =========  =========

Ratio (earnings divided by fixed charges).................      5.52       3.56
                                                           =========  =========